Exhibit 99.1

ATI Announces Third Quarter 2016 Results

Third Quarter 2016 Results

  Sales were $771 million
  Business segment operating profit was $26 million, or 3.4% of sales
    High Performance Materials & Components segment operating profit improved by over 20% compared to Q2 2016, to $47 million, or 10% of sales
    Flat Rolled Products segment operating loss decreased over 30% compared to Q2 2016, to $21 million
    Q3 2016 segment results exclude Rowley, UT titanium sponge operations
  Net loss attributable to ATI was $531 million, or $(4.95) per share
    Q3 2016 results include $508 million, or $(4.74) per share of previously-announced Rowley idling charges, Rowley excess operating costs, and income tax valuation allowance charges
    Excluding the Rowley costs and income tax charges, Q3 2016 net loss was $23 million, or $(0.21) per share

PITTSBURGH--(BUSINESS WIRE)--October 25, 2016--Allegheny Technologies Incorporated (NYSE: ATI) reported third quarter 2016 sales of $771 million and a net loss attributable to ATI of $531 million, or $(4.95) per share. ATI’s third quarter 2016 results include pre-tax, non-cash impairment charges of $471 million for the previously announced idling of the Rowley, UT titanium sponge production facility, and pre-tax shutdown, idling and employee benefit costs of $29 million. Results in the third quarter 2016 also include $9 million of Rowley excess operating costs, which will not exist once the Rowley facility idling is completed by the end of 2016. As a result of these charges, which total $(3.13) per share, in accordance with accounting requirements ATI also recorded $173 million, or $(1.61) per share, of non-cash income tax valuation allowances related to U.S. federal tax benefits. The total after tax charges, including the tax valuation allowances, were $508 million, or $(4.74) per share. Excluding these charges, the net loss attributable to ATI was $23 million, or $(0.21) per share.

“Sales to the aerospace and defense market continued to drive ATI’s improving financial performance. Our next-generation differentiated jet engine product mix continued to grow and our airframe titanium product shipments remained on schedule,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Our Flat Rolled Products segment continued to make progress toward returning to profitability in a challenging market environment.”

  ATI’s sales to key global differentiated markets were 81% of ATI sales for the nine months ended September 30, 2016:
    Sales to the aerospace and defense markets were $1.197 billion and represented 51% of ATI sales: 28% jet engine, 15% airframe, 8% government aero/defense.
    Sales to the oil & gas/chemical and hydrocarbon processing industry markets were $201 million and represented 9% of ATI sales: 5% oil & gas, 4% chemical and hydrocarbon processing industry.
    Sales to the electrical energy market were $182 million and represented 8% of ATI sales.
    Sales to the automotive market were $169 million and represented 7% of ATI sales.
    Sales to the medical market were $151 million and represented 6% of ATI sales.
  Direct international sales represented 41% of ATI’s 2016 sales.
  Sales of high-value products were 84% of ATI third quarter 2016 sales.

“Third quarter 2016 High Performance Materials & Components (HPMC) segment results continued to show improvement, with segment operating profit increasing to $47 million, or 10% of sales,” Harshman continued. “This was accomplished in spite of continuing challenging business conditions and low demand from several non-aerospace markets. Sales were $462 million, down 7% compared to the second quarter 2016. We are seeing the transition to next-generation from legacy aircraft and engines, and ATI is benefitting. Our mix of differentiated jet engine alloys achieved new record levels. Additionally, our isothermal and hot-die forge presses are operating at or near record levels. Our available capacity leaves us well positioned for the forecasted growth in demand over the next several years. Sales to the aerospace and defense market represented 77% of third quarter segment sales: 45% jet engine, 20% airframe, and 12% government aero/defense. However, market conditions remained difficult in several other HPMC segment markets, as demand remained very low from the electrical energy, oil & gas, and construction and mining equipment markets. Beginning with the third quarter 2016, segment results exclude all operating costs of our Rowley, UT titanium sponge facility, which began to curtail operations following the indefinite idling action that we announced on August 24, 2016.

“Flat Rolled Products (FRP) segment sales in the third quarter 2016 were $309 million, a slight decrease compared to the second quarter 2016. Segment operating loss decreased more than 30% to $21 million in the third quarter 2016, compared to a loss of $32 million in the second quarter 2016. Third quarter segment operating results reflect a weaker product mix and low demand from project business, partially offset by slowly improving selling prices, and the benefits of improving operating performance following the end of the work stoppage. Scheduled quarterly maintenance activities also negatively impacted third quarter operating results.

“At September 30, 2016, cash on hand was $188 million and available additional liquidity under our Asset Based Lending facility was approximately $325 million. Cash used in operating activities was $78 million in the third quarter 2016, including a $115 million contribution to our U.S. defined benefit pension plan in July 2016.

“We now expect full year 2016 capital expenditures to be approximately $215 million, of which approximately $95 million is related to scheduled HRPF payments. We expect 2017 capital expenditures to be approximately $120 million including 2016 carryover and approximately $40 million for the expansion at our 60% owned Chinese joint venture, STAL. Beyond 2017, we continue to expect capital expenditures to average no more $100 million annually for the next several years.”

Strategy and Outlook

“We are focused on returning ATI to sustainable profitable growth and building a business that has a strong balance sheet and is capable of generating strong cash flow,” Harshman continued. “This requires making decisions and taking actions that place a priority on innovation, and maximize the growth of our differentiated products that create value for our customers and shareholders over the long term. It requires our businesses to be lean and efficient, while creating great opportunities for our people. The restructuring and rightsizing actions that we have been implementing over the last year, while difficult, are integral to returning ATI to sustainable profitability.

“Our HPMC segment is very well-positioned for profitable growth, especially in the next-generation jet engine platforms. We expect HPMC segment operating profit as a percentage of sales to further improve in the fourth quarter 2016, compared to the third quarter 2016, and to continue to improve in 2017 and beyond.

“Our actions to idle the Rowley titanium sponge facility and consolidate other higher-cost titanium operations are part of our disciplined process to be more efficient and to strengthen and enhance ATI’s ability to deliver sustainable profitable growth and create value for our customers and shareholders over the long-term. We expect to recognize approximately $10 million of additional closure costs for the Rowley facility in the fourth quarter 2016 as we complete an orderly wind-down of operations. These restructuring actions and other facility consolidations are expected to improve ATI’s operating earnings by approximately $50 million beginning in 2017, primarily in the HPMC segment.

“Our FRP segment continues to be impacted by uncertain end market demand, low raw materials prices, and global commodity stainless steel sheet and strip overcapacity. As we continue our rightsizing and restructuring activities to streamline and simplify this business, we have decided to permanently close the Midland, PA commodity stainless steel melt and sheet finishing facility, and the Bagdad, PA grain-oriented electrical steel (GOES) finishing facility. These operations were idled earlier in 2016. Based on current and forecasted market and competitive conditions, including the expectation of continued significant excess global capacity for commodity stainless steel sheet and GOES products, we have now concluded that these facilities cannot be operated at an acceptable rate of return. As a result of this decision and additional rightsizing actions being implemented in the fourth quarter, we expect fourth quarter 2016 results to include between $11 and $21 million of charges related to employee benefit costs and other obligations associated with these actions. These additional actions are expected to improve 2017 FRP segment operating profit by approximately $10 million. We have made significant and steady improvement in operating performance at our FRP operations over the last few quarters, but market conditions remain challenging and we do not expect much improvement in market conditions in the fourth quarter. Looking beyond this year, we expect the FRP segment to be profitable in 2017.”

Quarterly Results	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
	2016	2016	2015
	In Millions
Sales	$770.5	$810.5	$832.7

Loss attributable to ATI	$(530.8)	$(18.8)	$(144.6)
Restructuring and other charges, net of tax	(329.1)	(8.8)	(49.5)
Rowley excess operating costs, net of tax	(6.1)	(6.0)	(4.2)
Income tax items including valuation allowances	(173.1)	11.4	(63.9)
Loss attributable to ATI before special items	$(22.5)	$(15.4)	$(27.0)

	Per Diluted Share
Loss attributable to ATI	$(4.95)	$(0.18)	$(1.35)
Restructuring and other charges, net of tax	(3.07)	(0.08)	(0.46)
Rowley excess operating costs, net of tax	(0.06)	(0.06)	(0.04)
Income tax items including valuation allowances	(1.61)	0.11	(0.60)
Loss attributable to ATI before special items	$(0.21)	$(0.15)	$(0.25)

The accompanying financial tables include a reconciliation and additional explanations of financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures.

Percentage of Total ATI Sales	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
High-Value Products (excluding GOES)	2016	2016	2015
Nickel-based alloys and specialty alloys	26%	27%	26%
Titanium and titanium alloys	19%	19%	19%
Precision forgings, castings and components	17%	17%	14%
Precision and engineered strip	15%	13%	14%
Zirconium and related alloys	7%	8%	8%
Total High-Value Products	84%	84%	81%

Third Quarter 2016 Financial Results

  Sales for the third quarter 2016 were $771 million, decreasing 5% compared to the second quarter 2016, and 7% from the third quarter 2015. Compared to the second quarter 2016, sales decreased 7% in the High Performance Materials & Components segment and 1% in the Flat Rolled Products segment.
  Net loss attributable to ATI for the third quarter 2016 was $530.8 million, or $(4.95) per share, compared to a net loss of $18.8 million, or $(0.18) per share, for the second quarter 2016. Results for the third quarter 2016 include $508.4 million of after-tax special charges, or $(4.74) per share, including a $173.1 million, or $(1.61) per share, income tax valuation allowance on U.S. federal deferred tax assets. Results for the second quarter 2016 include $8.8 million of after-tax charges, or $(0.08) per share, primarily related to trailing work stoppage costs in the Flat Rolled Products segment. These were offset by an $11.4 million benefit, or $0.11 per share, for an above-normal tax rate benefit, compared to the tax benefit that would apply using a standard 35% U.S. federal tax rate.
  Cash on hand was $188.4 million. Cash used in operations for the first nine months of 2016 was $111.7 million, and included a $115.0 million contribution to ATI’s U.S. defined benefit pension plan, and a benefit of $39.0 million from lower managed working capital balances. Cash used in investing activities was $172.8 million, including $174.9 million for capital expenditures. Cash provided by financing activities was $323.1 million, with $387.5 million of borrowings of long-term debt, partially offset by $25.8 million of dividends paid to ATI shareholders, and $16.0 million paid to the 40% noncontrolling interest in our STAL joint venture.

High Performance Materials & Components Segment

Market Conditions – Third quarter 2016 compared to second quarter 2016

  The third quarter 2016 reflected a better product mix in the aerospace and defense market, and lower sales to the electrical energy and medical markets. Sales to the oil & gas/chemical and hydrocarbon processing industry market remained at low levels. Sales to the commercial aerospace market were 4% lower, due to normal seasonality at European forgers and lower volume of titanium mill products. Sales to the defense market were flat. Sales to the medical market were 16% lower, and sales to the electrical energy market were 28% lower, reflecting both the timing of orders and increasingly competitive market conditions. Sales of nickel-based and specialty alloys and titanium and titanium alloys both decreased 8% and sales of zirconium and related alloys decreased 11%. Sales of precision forgings, castings and components were 2% lower. International sales represented 46% of total segment sales for the third quarter 2016.

Third quarter 2016 compared to third quarter 2015

  Sales decreased 3% to $461.8 million compared to the third quarter 2015, with sales of titanium and titanium-based alloys down 8% on lower titanium airframe volume based on the timing of orders. Sales of nickel-based and specialty alloys were down 5%, primarily due to lower specialty alloys demand. Sales of zirconium and related alloys were down 10%, primarily due to lower demand from the electrical energy and hydrocarbon processing markets. Sales of precision forgings, castings and components were 15% higher and sales to the aerospace and defense market were 7% higher. Sales to the oil & gas/chemical and hydrocarbon processing industry market declined 58%, sales to the medical market were 13% lower, and sales to the electrical energy market were 23% lower, compared to the third quarter 2015.
  Segment operating profit was $47.0 million, or 10.2% of total sales, compared to $18.8 million, or 4.0% of total sales, for the third quarter 2015. Third quarter 2016 results reflect improving utilization on increasing aerospace and defense sales and the benefits of restructuring activities. HPMC segment results exclude the Rowley, UT titanium sponge operations beginning with the third quarter 2016. In August 2016, ATI announced the indefinite idling of titanium sponge production at Rowley, with shutdown activities continuing through December 2016.

Flat Rolled Products Segment

Market Conditions – Third quarter 2016 compared to second quarter 2016

  Sales to the automotive, construction and mining, and electronics, communications & computers markets increased compared to the second quarter 2016; however, other key end markets including oil & gas/chemical and hydrocarbon processing remained challenging. Standard stainless (sheet and plate) products sales were 8% higher, with improved pricing on slightly lower volume. Sales of high-value products were 5% lower, with improved sales of Precision Rolled Strip products offset by a weaker mix of specialty and titanium sheet products. Second quarter 2016 also included trailing GOES volume prior to the production idling. Third quarter 2016 Flat Rolled Products segment titanium shipments, including Uniti joint venture conversion, decreased 21% compared to the second quarter 2016, as low demand levels continued due to weak demand from global industrial markets. International sales represented 33% of total segment sales for the third quarter 2016.

Third quarter 2016 compared to third quarter 2015

  Sales were $308.7 million, 14% lower than the third quarter 2015, due to lower shipments of certain products due primarily to the idling of production facilities for commodity stainless sheet and GOES. Shipments of high-value products were 3% lower, excluding GOES volume in 2015 for comparison, due to lower demand for Precision Rolled Strip products. Shipments of standard stainless products decreased 2%. Average selling prices decreased 6% for high-value products, excluding GOES, primarily due to a weaker mix of nickel-based alloy products. Average selling prices increased 2% for standard stainless products, reflecting slowly improving selling prices, partially offset by a weaker product mix. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.
  Segment operating loss was $20.8 million, or (6.7%) of sales, compared to a third quarter 2015 loss of $91.8 million, or (25.6%) of sales. Segment operating results in the third quarter 2016 reflect slowly improving selling prices and the benefits of improving operating performance following the end of the work stoppage, while also being negatively impacted by scheduled quarterly maintenance activities. Results for the third quarter 2015 include the effects of weakening base-selling prices and falling raw material surcharges, and the effects of lower operating levels following the mid-August 2015 lockout of USW-represented employees.

Restructuring and Other Charges

  The third quarter 2016 includes $499.9 million of restructuring and other charges as a result of the indefinite idling of the Rowley, UT titanium sponge facility. Restructuring charges of $488.6 million include $471.3 million of long-lived asset impairments and $17.3 million of charges for shutdown, idling and employee benefit costs. Third quarter 2016 results also include $11.3 million of titanium sponge inventory valuation adjustments that are classified in cost of sales.

Closed Operations and Other Expenses

  Closed operations and other expenses in the third quarter 2016 increased $9.7 million compared to the second quarter 2016, to $15.4 million, primarily due to Rowley operating costs, which are classified in closed operations beginning in the third quarter 2016 due to the indefinite idling decision and ongoing shutdown activities. Other closed operations costs including environmental, insurance and retirement benefits expenses were comparable with prior periods.

Income Taxes

  The third quarter 2016 benefit for income taxes was $4.3 million, or 0.8% of the pre-tax loss, primarily due to a $173.1 million income tax valuation allowance charge on ATI’s U.S. federal deferred tax assets due to cumulative losses from U.S. operations, and $4.1 million of discrete charges. The third quarter 2016 effective tax rate was 34.1% excluding these charges. On a year-to-date basis, ATI’s tax rate was 9.1%, including the effects of the income tax valuation allowance, and the fourth quarter 2016 tax rate is also expected to be in this range.

ATI will conduct a conference call with investors and analysts on Tuesday, October 25, 2016, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the ATI website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical and hydrocarbon processing industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) continued decline in, or volatility of, prices, and availability of supply, of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) labor disputes or work stoppages; and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2015, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $3.1 billion for the twelve month period ending September 30, 2016. ATI employees use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil & gas/chemical and hydrocarbon process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2016	2016	2015	2016	2015

Sales	$770.5	$810.5	$832.7	$2,338.5	$2,980.7

Cost of sales	720.3	762.3	861.4	2,273.3	2,822.9
Gross profit (loss)	50.2	48.2	(28.7)	65.2	157.8

Selling and administrative expenses	60.5	59.3	62.5	182.4	198.0
Restructuring charges	488.6	1.0	-	498.6	-
Operating loss	(498.9)	(12.1)	(91.2)	(615.8)	(40.2)
Interest expense, net	(32.6)	(30.3)	(27.5)	(91.2)	(81.0)
Other income, net	-	1.0	0.8	1.8	2.3
Loss before income taxes	(531.5)	(41.4)	(117.9)	(705.2)	(118.9)
Income tax provision (benefit)	(4.3)	(25.9)	23.4	(64.4)	23.7
Net loss	$(527.2)	$(15.5)	$(141.3)	$(640.8)	$(142.6)
Less: Net income attributable to noncontrolling interests	3.6	3.3	3.3	10.0	8.4
Net loss attributable to ATI	$(530.8)	$(18.8)	$(144.6)	$(650.8)	$(151.0)

Basic net loss attributable to ATI per common share	$(4.95)	$(0.18)	$(1.35)	$(6.07)	$(1.41)

Diluted net loss attributable to ATI per common share	$(4.95)	$(0.18)	$(1.35)	$(6.07)	$(1.41)

Weighted average common shares outstanding -- basic (millions)	107.3	107.3	107.3	107.3	107.3
Weighted average common shares outstanding -- diluted (millions)	107.3	107.3	107.3	107.3	107.3
Actual common shares outstanding -- end of period (millions)	108.9	108.9	109.2	108.9	109.2

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2016	2016	2015	2016	2015
Sales:
High Performance Materials & Components	$461.8	$498.4	$474.7	$1,453.2	$1,528.6
Flat Rolled Products	308.7	312.1	358.0	885.3	1,452.1

Total External Sales	$770.5	$810.5	$832.7	$2,338.5	$2,980.7

Operating Profit (Loss):

High Performance Materials & Components	$47.0	$38.8	$18.8	$114.9	$136.1
% of Sales	10.2%	7.8%	4.0%	7.9%	8.9%

Flat Rolled Products	(20.8)	(31.8)	(91.8)	(162.2)	(121.8)
% of Sales	-6.7%	-10.2%	-25.6%	-18.3%	-8.4%

Operating Profit (Loss)	26.2	7.0	(73.0)	(47.3)	14.3
% of Sales	3.4%	0.9%	-8.8%	-2.0%	0.5%

LIFO and net realizable value reserves	-	0.4	(0.2)	0.4	-

Corporate expenses	(9.8)	(11.8)	(10.7)	(32.6)	(33.6)

Closed operations and other expenses	(15.4)	(5.7)	(6.5)	(24.6)	(18.6)

Restructuring and other charges	(499.9)	(1.0)	-	(509.9)	-

Interest expense, net	(32.6)	(30.3)	(27.5)	(91.2)	(81.0)

Loss before income taxes	$(531.5)	$(41.4)	$(117.9)	$(705.2)	$(118.9)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	September 30	December 31,
	2016	2015
ASSETS

Current Assets:
Cash and cash equivalents	$188.4	$149.8
Accounts receivable, net of allowances for doubtful accounts	454.0	400.3
Inventories, net	1,078.9	1,271.6
Prepaid expenses and other current assets	40.8	45.9
Total Current Assets	1,762.1	1,867.6

Property, plant and equipment, net	2,514.4	2,928.2
Goodwill	644.4	651.4
Other assets	271.4	304.5

Total Assets	$5,192.3	$5,751.7

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$285.2	$380.8
Accrued liabilities	310.9	301.8
Short term debt and current portion of long-term debt	5.4	3.9
Total Current Liabilities	601.5	686.5

Long-term debt	1,870.4	1,491.8
Accrued postretirement benefits	311.6	359.2
Pension liabilities	708.6	833.8
Deferred income taxes	51.3	75.6
Other long-term liabilities	86.2	108.3
Total Liabilities	3,629.6	3,555.2

Redeemable noncontrolling interest	-	12.1

Total ATI stockholders' equity	1,471.8	2,082.8
Noncontrolling interests	90.9	101.6
Total Equity	1,562.7	2,184.4

Total Liabilities and Equity	$5,192.3	$5,751.7

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Nine Months Ended
	September 30
	2016	2015

Operating Activities:

Net loss	$(640.8)	$(142.6)

Depreciation and amortization	130.2	141.4
Non-cash restructuring and other charges	471.3	-
Deferred taxes	(78.1)	9.6
Change in managed working capital	39.0	27.1
Change in retirement benefits (a)	(94.6)	7.9
Accrued liabilities and other	61.3	65.5
Cash provided by (used in) operating activities	(111.7)	108.9
Investing Activities:
Purchases of property, plant and equipment	(174.9)	(99.5)
Purchases of businesses, net of cash acquired	-	(0.5)
Asset disposals and other	2.1	-
Cash used in investing activities	(172.8)	(100.0)
Financing Activities:
Borrowings on long-term debt	387.5	-
Payments on long-term debt and capital leases	(2.4)	(23.3)
Net borrowings under credit facilities	2.4	1.7
Debt issuance costs	(10.4)	-
Dividends paid to shareholders	(25.8)	(57.9)
Dividends paid to noncontrolling interests	(16.0)	-
Acquisition of noncontrolling interests	(12.2)	-
Taxes on share-based compensation and other	-	(1.4)
Cash provided by (used in) financing activities	323.1	(80.9)
Increase (decrease) in cash and cash equivalents	38.6	(72.0)
Cash and cash equivalents at beginning of period	149.8	269.5
Cash and cash equivalents at end of period	$188.4	$197.5

(a) Includes $(115) million contribution to the U.S. defined benefit pension plan in 2016.

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2016	2016	2015	2016	2015
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	73,481	77,711	75,578	217,835	251,965
Standard	102,252	103,558	104,690	272,846	424,638
Flat Rolled Products total	175,733	181,269	180,268	490,681	676,603

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.64	$2.52	$2.82	$2.61	$3.23
Standard	$1.10	$1.01	$1.08	$1.04	$1.21
Flat Rolled Products combined average	$1.75	$1.66	$1.81	$1.73	$1.96

Note: High value products exclude GOES for all periods presented.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2016	2016	2015	2016	2015

Numerator for Basic net loss per common share -
Net loss attributable to ATI	$(530.8)	$(18.8)	$(144.6)	$(650.8)	$(151.0)
Redeemable noncontrolling interest	-	-	(0.2)	-	(0.3)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	-	-	-	-	-
Numerator for Dilutive net loss per common share -
Net loss attributable to ATI after assumed conversions	$(530.8)	$(18.8)	$(144.8)	$(650.8)	$(151.3)

Denominator for Basic net loss per common share -
Weighted average shares outstanding	107.3	107.3	107.3	107.3	107.3
Effect of dilutive securities:
Share-based compensation	-	-	-	-	-
4.75% Convertible Senior Notes due 2022	-	-	-	-	-
Denominator for Diluted net loss per common share -
Adjusted weighted average assuming conversions	107.3	107.3	107.3	107.3	107.3

Basic loss attributable to ATI per common share	$(4.95)	$(0.18)	$(1.35)	$(6.07)	$(1.41)

Diluted loss attributable to ATI per common share	$(4.95)	$(0.18)	$(1.35)	$(6.07)	$(1.41)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	September 30	December 31
	2016	2015

Accounts receivable	$454.0	$400.3
Inventory	1,078.9	1,271.6
Accounts payable	(285.2)	(380.8)
Subtotal	1,247.7	1,291.1

Allowance for doubtful accounts	4.6	4.5
LIFO reserve	(113.3)	(136.4)
Inventory reserves	187.5	206.3
Managed working capital	$1,326.5	$1,365.5

Annualized prior 3 months sales	$3,082.2	$2,955.5

Managed working capital as a % of annualized sales	43.0%	46.2%

September 30, 2016 change in managed working capital	$(39.0)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	September 30	December 31
	2016	2015

Total debt (a)	$1,893.8	$1,505.2
Less: Cash	(188.4)	(149.8)
Net debt	$1,705.4	$1,355.4

Net debt	$1,705.4	$1,355.4
Total ATI stockholders' equity	1,471.8	2,082.8
Net ATI capital	$3,177.2	$3,438.2

Net debt to ATI capital	53.7%	39.4%

Total debt (a)	$1,893.8	$1,505.2
Total ATI stockholders' equity	1,471.8	2,082.8
Total ATI capital	$3,365.6	$3,588.0

Total debt to total ATI capital	56.3%	42.0%

(a) Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated October 25, 2016:

	Three Months Ended
	September 30	June 30	September 30
	2016	2016	2015

Loss attributable to ATI	$(530.8)	$(18.8)	$(144.6)
Adjustments:
Restructuring and other charges, net of tax (a)	(329.1)	(8.8)	(49.5)
Rowley excess operating costs, net of tax (b)	(6.1)	(6.0)	(4.2)
Income tax items including valuation allowances (c)	(173.1)	11.4	(63.9)
Loss attributable to ATI excluding special items	$(22.5)	$(15.4)	$(27.0)

	Per Diluted Share
Loss attributable to ATI	$(4.95)	$(0.18)	$(1.35)
Adjustments:
Restructuring and other charges, net of tax (a)	(3.07)	(0.08)	(0.46)
Rowley excess operating costs, net of tax (b)	(0.06)	(0.06)	(0.04)
Income tax items including valuation allowances (c)	(1.61)	0.11	(0.60)
Loss attributable to ATI excluding special items	$(0.21)	$(0.15)	$(0.25)

(a) Restructuring and other charges include the following:

For the three months ended September 30, 2016, $471.3 of pre-tax asset impairment charges ($310.3 after-tax), or $(2.89) per share, and $28.6 of pre-tax shutdown, idling and employee benefit costs ($18.8 after-tax), or $(0.18) per share for the Rowley, UT facility.

For the three months ended June 30, 2016, $22.4 of pre-tax charges ($8.4 after-tax), or $(0.08) per share, for costs associated with the previous work stoppage in ATI’s Flat Rolled Products operations, and $1.0 of pre-tax charges ($0.4 after-tax) for severance charges in ATI’s HPMC segment.

For the three months ended September 30, 2015, $75.8 of pre-tax Net Realizable Value inventory valuation adjustments ($49.5 after-tax), or $(0.46) per share.

(b) During the third quarter of 2016, the Company indefinitely idled its titanium sponge production facility in Rowley, UT. These amounts represent the above-market production costs and other operating expenses for this facility for the periods indicated, net of expected ongoing carrying costs, and have been adjusted out of the Company's GAAP amounts to provide Company results that are more representative of the future, which will exclude these costs.

(c) Amounts for the three months ended September 30, 2016 and 2015 include $173.1, or $(1.61) per share, and $63.9, or $(0.60) per share, respectively, of income tax valuation allowances recorded on U.S. federal deferred tax assets due to cumulative losses from U.S. operations. For the three months ended June 30, 2016, the benefit of $11.4, or $0.11 per share, represents above-normal income tax benefits compared to those that would apply at a standard 35% tax rate.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004
www.ATIMetals.com